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Exhibit 4.1

ASSET PURCHASE AGREEMENT

by and among

EnCompass Materials Group Limited as Seller

Lynn Brewer and Robert Swor, collectively as Equityholder

Isonics Corporation, as Isonics

and

Isonics Vancouver, Inc. as Buyer

Dated: June 7, 2004

TABLE OF CONTENTS

1.	Definitions and Usage		1
	1.1	Definitions	1
	1.2	Usage	8
2.	Sale and Transfer of Assets; Closing		8
	2.1	Assets to be Sold	8
	2.2	Excluded Assets	9
	2.3	Consideration	9
	2.4	Liabilities	9
	2.5	Allocation	9
	2.6	Closing	10
	2.7	Closing Obligations	10
	2.8	Consents	11
3.	Representations and Warranties of Seller and Equityholder		11
	3.1	Organization and Good Standing	11
	3.2	Enforceability; Authority; No Conflict	11
	3.3	Financial Statements	12
	3.4	Books and Records	12
	3.5	Sufficiency of Assets	13
	3.6	Description Of Owned Real Property	13
	3.7	Description Of Leased Real Property	13
	3.8	Title To Assets; Encumbrances	13
	3.9	Condition Of Facilities	13
	3.10	Inventories	13
	3.11	No Undisclosed Liabilities	13
	3.12	Taxes	13
	3.13	No Material Adverse Change; Continuation of Ordinary Course of Business	14
	3.14	Employee Benefits	14
	3.15	Compliance With Legal Requirements; Governmental Authorizations	14
	3.16	Certain Proceedings	15
	3.17	Absence Of Certain Changes And Events	15
	3.18	Contracts; No Defaults	16
	3.19	Insurance	18
	3.20	Environmental Matters	18
	3.21	Employees	19
	3.22	Labor Compliance	20
	3.23	Intellectual Property Assets	20
	3.24	Compliance With The Foreign Corrupt Practices Act And Export Control And Anti-boycott Laws	20
	3.25	Relationships With Related Persons	20
	3.26	Brokers or Finders	21
	3.27	Ownership of Seller	21
	3.28	Solvenc	21
	3.29	Investment Representations	21
	3.30	Disclosure	23

i

4.	Representations and Warranties of Buyer		23
	4.1	Organization And Good Standing	23
	4.2	Authority; No Conflict	23
	4.3	No Material Adverse Change	24
	4.4	Certain Proceedings	24
	4.5	SEC Documents	24
	4.6	Brokers or Finders	25
	4.7	Validity of the Shares	25
	4.8	Disclosure	25
5.	Covenants of Seller Prior to Closing		25
	5.1	Access; Investigation and Disclosure	25
	5.2	Operation of the Business of Seller	25
	5.3	Negative Covenants	26
	5.4	Required Approvals	26
	5.5	Notification	26
	5.6	No Negotiation	27
	5.7	Satisfaction of Conditions	27
	5.8	Interim Financial Statements	27
	5.9	Change of Name	27
6.	Covenants of Buyer Prior to Closing		27
	6.1	Required Approvals	27
	6.2	Satisfaction of Conditions	27
	6.3	Notification	27
	6.4	No Negotiation	28
	6.5	Accounting Fees	28
7.	Conditions Precedent to Buyer's Obligation to Close		28
	7.1	Accuracy of Representation	28
	7.2	Seller's Performance	28
	7.3	Consents	28
	7.4	Additional Documents	28
	7.5	Environmental Assessment	29
	7.6	No Injunction	29
	7.7	Availability of Audited Financial Statements	29
	7.8	Governmental Authorizations	29
	7.9	Ancillary Agreements	29
8.	Conditions Precedent to Seller's Obligation to Close		29
	8.1	Accuracy Of Representation	29
	8.2	Buyer's Performance	29
	8.3	Consents	30
	8.4	Additional Documents	30
	8.5	No Injunction	30
	8.6	Termination of Personal Guaranties	30
	8.7	Isonics' Financial Condition	30
9.	Termination		30
	9.1	Termination Events	30
	9.2	Effect Of Termination	31

ii

10.	Additional Covenants		31
	10.1	Employees And Employee Benefits	31
	10.2	Payment of All Taxes Resulting From Sale of Assets by Buyer	32
	10.3	Payment Of Other Retained Liabilities	32
	10.4	Removing Excluded Assets	32
	10.5	Reports and Returns	32
	10.6	Nonsolicitation and Nondisparagement	32
	10.7	Retention of and Access to Records	33
	10.8	Further Assurances	33
11.	Indemnification; Remedies		33
	11.1	Survival	33
	11.2	Indemnification And Reimbursement By Seller And Equityholder	33
	11.3	Indemnification And Reimbursement By Buyer and Isonics	34
	11.4	Limitations On Amount—Seller And Equityholder	34
	11.5	Limitations On Amount—Buyer	34
	11.6	Indemnification Matters	34
12.	Confidentiality		35
	12.1	Definition Of Confidential Information	35
	12.2	Restricted Use of Confidential Information	36
	12.3	Exceptions	37
	12.4	Legal Proceedings	37
	12.5	Return Or Destruction Of Confidential Information	37
13.	General Provisions		37
	13.1	Expenses	37
	13.2	Public Announcements	37
	13.3	Notices	37
	13.4	Jurisdiction; Service of Process	38
	13.5	Waiver; Remedies Cumulative	38
	13.6	Entire Agreement and Modification	38
	13.7	Assignments, Successors and No Third-Party Rights	38
	13.8	Severability	39
	13.9	Construction	39
	13.10	Time of the Essence	39
	13.11	Governing Law	39
	13.12	Execution of Agreement	39
	13.13	Equityholder Obligations	39
	13.14	Isonics Obligations	39

iii

ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement ("Agreement") is dated June 7, 2004, by and among Isonics Vancouver, Inc., a Washington corporation ("Buyer"); Isonics Corporation, a California corporation ("Isonics"); EnCompass Materials Group Limited, a Washington corporation ("Seller"); and Lynn Brewer, an individual and Robert Swor, an individual, collectively beneficial owners of 100% of the outstanding capital stock of Seller (collectively and singly "Equityholder").

1.
Definitions and Usage.

        1.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1.

        "Active Employees"—as defined in Section 10.1.1.

        "Assets"—as set forth in Part 2.1.

        "Assignment and Assumption Agreement"—as defined in Section 2.7.1(ii).

        "Assumed Contract"—as defined in Section 2.1.

        "Assumed Liabilities"—as set forth in Part 2.4.1.

        "Balance Sheet"—as defined in Section 3.3.

        "Bill of Sale"—as defined in Section 2.7.1(i).

        "BFI"—BFI Business Finance, Inc.

        "Breach"—any breach of, or any inaccuracy in, any material representation or warranty or any breach of, or failure to perform or comply with, any material covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

        "Business Day"—any day other than (a) Saturday or Sunday or (b) any other day on which banks in Seattle, Washington are permitted or required to be closed.

        "Buyer"—as defined in the first paragraph of this Agreement.

        "Buyer Group"—as defined in Section 5.1.1.

        "Buyer Indemnified Persons"—as defined in Section 11.2.

        "Buyer's Closing Documents"—as defined in Section 4.2.1.

        "Buyer Contact"—as defined in Section 12.2.1.

        "Closing"—as defined in Section 2.6.

        "Closing Date"—the date on which the Closing actually takes place.

        "Closing Time"—as defined in Section 2.6.

        "COBRA"—as defined in Section 3.14.3.

        "Code"—the Internal Revenue Code of 1986, as amended.

        "Comerica"—Comerica Bank California.

        "Competing Business"—as defined in Section 3.25.

        "Confidential Information"—as defined in Section 12.1.

        "Consent"—any approval, consent, ratification, waiver or other authorization.

        "Contemplated Transactions"—all of the transactions contemplated by this Agreement.

        "Contract"—any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

        "Damages"—as defined in Section 11.2.

        "Disclosing Party"—as defined in Section 12.1.

        "Disclosure Letter"—the disclosure letter delivered by Seller and Equityholder to Buyer concurrently with the execution and delivery of this Agreement.

        "Employee Plans"—as defined in Section 3.14.

        "Encumbrance"—any charge, claim, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

        "Environment"—soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

        "Environmental, Health and Safety Liabilities"—any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

        (a)   any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health non-compliance and non-compliance regarding of any chemical substance or product);

        (b)   any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response or remedial cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

        (c)   financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions ("Cleanup") required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

        (d)   any other corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

        The terms "removal," "remedial" and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

        "Environmental Law"—any material Legal Requirement that requires or relates to:

        (a)   advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

        (b)   preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

        (c)   reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

        (d)   assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

        (e)   protecting resources, species or ecological amenities;

        (f)    reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

        (g)   cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or

        (h)   making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

        "Equityholder"—as defined in the first paragraph of this Agreement.

        "ERISA"—the Employee Retirement Income Security Act of 1974.

        "ERISA Affiliate"—as defined in Section 3.14.

        "Exchange Act"—the Securities Exchange Act of 1934.

        "Excluded Assets"—as set forth in Part 2.2.

        "Facilities"—the leasehold interest currently held by Seller, including the Tangible Personal Property used or operated by Seller.

        "GAAP"—generally accepted accounting principles for financial reporting in the United States applied on a consistent basis.

        "Governing Documents"—with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person (other than an individual), any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

        "Governmental Authorization"—any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any material Legal Requirement.

        "Governmental Body"—any:

        (a)   nation, state, county, city, town, borough, village, district or other jurisdiction;

        (b)   federal, state, local, municipal, foreign or other government;

        (c)   governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

        (d)   multinational organization or body;

        (e)   body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

        (f)    official of any of the foregoing.

        "Hazardous Activity"—the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.

        "Hazardous Material"—any substance, material or waste which is regulated by any Governmental Body, including any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

        "Hired Active Employees"—as defined in Section 10.1.2.

        "Improvements"—all buildings, structures, fixtures and improvements located on any real property owned by Seller and included in the Assets, including those under construction.

        "Indemnified Party"—as defined in Section 11.6.1.

        "Indemnified Claim"—as defined in Section 11.6.1.

        "Indemnifying Party"—as defined in Section 11.6.1.

        "Intellectual Property Assets"—as defined in Section 3.23.

        "Inventories"—all items owned by Seller which are held for sale in the Ordinary Course of Business.

        "IRS"—the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

        "Knowledge"—of any Person that is not an individual means, with respect to any specific matter, the actual knowledge of such Person's directors, executive officers and other officers having primary responsibility for such matter, together with such knowledge as would be obtained in the conduct of their duties in the ordinary course and in the exercise of reasonable inquiry under the circumstances. An individual will be deemed to have Knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter or such knowledge that a prudent individual in the same circumstances would reasonably be expected to discover or otherwise become aware of that fact or matter.

        "Legal Requirement"—any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

        "Liability"—with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

        "Liability Thresholds"—as defined in Section 2.4.1.

        "Material Consents"—as defined in Section 7.3.

        "Net Name"—as defined in Section 3.23.

        "Note"—as defined in Section 2.3.2.

        "Occupational Safety and Health Law" or "OSHA Law"—all material Legal Requirements designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

        "Order"—any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

        "Ordinary Course of Business"—an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

        (a)   is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

        (b)   does not require authorization by the board of directors or equity holders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and/or

        (c)   is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

        "Part"—a Part or Section of the Disclosure Letter.

        "Permitted Encumbrances"—as defined in Section 3.8.

        "Person"—an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

        "Proceeding"—any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

        "Purchase Price"—as defined in Section 2.3.

        "Receiving Party"—as defined in Section 12.1.1.

        "Record"—information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

        "Related Person"—With respect to a particular individual:

        (a)   each other member of such individual's Family;

        (b)   any Person that is directly or indirectly controlled by any one or more members of such individual's Family;

        (c)   any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

        (d)   any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

        With respect to a specified Person other than an individual:

        (a)   any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

        (b)   any Person that holds a Material Interest in such specified Person;

        (c)   each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

        (d)   any Person in which such specified Person holds a Material Interest; and

        (e)   any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

        For purposes of this definition, (a) "control" (including "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the "Family" of an individual includes the individual, the individual's spouse, individual or the individual's spouse, parents or children; and (c) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities of a publicly traded Person or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a publicly traded Person or at least thirty percent (30%) of the outstanding voting power of a person or equity securities of a non-publicly traded Person or other equity interests representing at least thirty (30%) of the outstanding equity securities or equity interests in a non-publicly traded Person.

        "Release"—any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

        "Remedial Action"—all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

        "Registration Rights"—as defined in Section 8.4.2.

        "Representative"—with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

        "Restricted Material Contract"—as defined in Section 2.8.

        "Retained Contracts" are all contracts of Seller that are not expressly assumed, in writing, by the Buyer.

        "Retained Liabilities"—as defined in Section 2.4.2.

        "SEC"—the United States Securities and Exchange Commission.

        "SEC Documents"—as defined in Section 3.29.4.

        "Security Agreement"—as defined in Section 2.3.2.

        "Securities Act"—means the federal Securities Act of 1933.

        "Seller"—as defined in the first paragraph of this Agreement.

        "Seller Contract"—any Contract (a) under which Seller has or may acquire any rights or benefits with a value of at least $10,000; (b) under which Seller has or may become subject to any obligation or liability of $10,000 or more; or (c) by which Seller or any of the Assets with a value of at least $10,000 is or may become bound.

        "Software"—all computer software and subsequent versions thereof, including object, source (to the extent available), executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

        "Subsidiary"—with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

        "Tangible Personal Property"—all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles, Improvements (whether or not fixtures for the purposes of local law), and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller's books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

        "Tax"—means any Federal, state, local or foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, employment, recapture, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

        "Tax Authority"—means any Government Agency having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

        "Tax Return"—means any report, return, document, declaration or other information or filing required to be supplied to any Tax Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

        "Third Party"—a Person that is not a party to this Agreement.

        "Third-Party Claim"—as defined in Section 11.6.1.

        "Threat of Release"—a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

        "Transaction Documents"—means this Agreement and any and all documents executed by the parties hereto (or any of them) pursuant to the terms of this Agreement.

        "WARN Act"—as defined in Section 3.21.2.

        1.2 Usage.

          1.2.1 Interpretation. In this Agreement, unless a clear contrary intention appears:

            (i)    The singular number includes the plural number and vice versa;

            (ii)   Reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

            (iii)  Reference to any gender includes each other gender;

            (iv)  Reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect at the time of such reference in accordance with the terms thereof;

            (v)   Reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect at the time of such reference, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

            (vi)  "Hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

            (vii) "Including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

            (viii)   With respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and

            (ix)  References to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto and any documents, instruments, or agreements incorporated therein.

          1.2.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

          1.2.3 Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.
Sale and Transfer of Assets; Closing.

        2.1 Assets to be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller's right, title and interest in and to the Assets and the Assumed Contracts which assets include all of the Assets and Assumed Contracts needed by Buyer to continue the business of Seller as it is currently being conducted. All of the property and assets to be transferred to Buyer hereunder which are listed on Part 2.1A are herein referred to collectively as the "Assets." All of the Contracts to be assigned to Buyer hereunder which are listed on Part 2.1B are herein referred to as the "Assumed Contracts". Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4.1.

        2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the assets of Seller described on Part 2.2 (collectively the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing.

        2.3 Consideration. The consideration for the Assets (the "Purchase Price") will be:

          2.3.1 731,930 shares of restricted common stock of the Buyer's parent, Isonics ("Share Consideration"); and

          2.3.2 Promissory note for one million seven hundred thousand dollars $1,700,000 (the "Note") in the form of Exhibit 2.3.2A, secured by the Assets and the Isonics assets described in Part 2.3.2 pursuant to a security agreement by each of Seller and Isonics in the form of Exhibit 2.3.2B and Exhibit 2.3.2C, respectively (each a "Security Agreement," together the "Security Agreements").

        2.4 Liabilities.

          2.4.1 Assumed Liabilities. On the Closing Date, Buyer shall assume and agrees to discharge the Liabilities of Seller set forth on the Seller Liability Bring-down Certificate (the "Assumed Liabilities");

  (a)
  provided, however that the Assumed Liabilities will not include any obligations of Seller to Equityholders or any amounts owed by Seller to any Related Person; and

  (b)
  provided further, that Buyer shall have no obligation to assume or discharge the Assumed Liabilities to the extent such Assumed Liabilities (i) exceed the Liability Thresholds, (ii) were incurred other than in the Ordinary Course of Business; provided, however, that Buyer agrees that the liabilities set forth on Part 2.4.1 were incurred in the Ordinary Course of Business and that Buyer will assume Seller's legal fees with regard to the negotiation of the Transaction Documents and consummation of the transactions contemplated by this Agreement in an amount not to exceed twenty-five thousand dollars ($25,000) (and any additional amounts will be considered a Retained Liability).

        The "Liability Thresholds" are exceeded when (i) the Liabilities set forth on the Seller Liability Bring-down Certificate exceed one million dollars ($1,000,000) and/or (ii) the net book value of the Assets minus the Liabilities set forth on the Seller Liability Bring Down Certificate is less than five hundred thousand dollars ($500,000) (the "Assumed Liabilities"). For clarity, if an adjustment is made for the first Liability Threshold, then such adjustment will be taken into account by reducing the total amount of the Assumed Liabilities in calculating an adjustment based on the second Liability Threshold. The aggregate amount of the Liabilities of Seller as of May 14, 2004, other than any obligations of Seller to Equityholders, are as set forth in Part 2.4.1, is $955,613, and the parties expect that the amount and nature of liabilities to be set forth in the Bring-down Certificate will not be materially different based on the continued operation of Seller's business in the Ordinary Course of Business.

          2.4.2 Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. "Retained Liabilities" shall mean every Liability of Seller that is not an Assumed Liability.

        2.5 Allocation. The Purchase Price shall be allocated in accordance with the agreement of the parties determined promptly following the Closing. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Exhibit 2.5 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Seller within 45 days after the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller or Equityholder shall contend or represent that such allocation is not a correct allocation.

        2.6 Closing. The purchase and sale provided for in this Agreement (the "Closing") will take place at the offices of Seller's counsel at 1300 SW 5th Avenue, Suite 2300, Portland, Oregon 97201, commencing at 10:00 a.m. (local time) on the later of (a) May 28, 2004, or (b) the date that is five Business Days following the completion of the Conditions Precedent, unless Buyer and Seller otherwise agree. The Closing will be effective as of 11:59 p.m. on the Closing Date (the "Closing Time"). Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 9.

        2.7 Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

          2.7.1 Closing Deliveries of Seller and Equityholder. Seller and Equityholder, as the case may be, shall deliver to Buyer:

            (i)    a bill of sale ("Bill of Sale") in form attached as Exhibit 2.7.1(i) for all of the Assets that are Tangible Personal Property in form to be agreed between Seller and Buyer;

            (ii)   an assignment of all of the Assumed Contracts and the Assets that are intangible personal property in form attached as Exhibit 2.7.1(ii), which assignment shall also contain Buyer's undertaking and assumption of the Assumed Contracts and the Assumed Liabilities (the "Assignment and Assumption Agreement") executed by Seller;

            (iii)  such other bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer for the consummation of the Contemplated Transactions;

            (iv)  a certificate executed by Seller and Equityholder as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to their compliance with and the performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2;

            (v)   a certificate of the President of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller's directors and Equityholder approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the change of name contemplated by Section 5.9 and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions and accompanied by the requisite documents for amending the relevant Governing Documents of Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Body; and

            (vi)  a certificate executed by Seller of the Liabilities of the Assumed Liabilities.

          2.7.2 Closing Deliveries of Buyer. Buyer and Isonics, as relevant, shall deliver to Seller and Equityholder, as the case may be:

            (i)    stock certificate(s) representing the Share Consideration issued in the name of Seller, which shares shall be validly issued, fully paid and non-assessable, subject to Legal Requirements restricting transferability and bearing restrictive legend as may be required by Legal Requirements;

            (ii)   the Note, the Security Agreements and a guaranty agreement in the form attached as Exhibit 2.7.2(ii);

            (iii)  the Assignment and Assumption Agreement executed by Buyer;

            (iv)  a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2; and

            (v)   a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer's board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions.

        2.8 Consents. If there are any Material Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Assumed Contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the "Restricted Material Contracts"), Buyer may either (i) elect to waive the closing conditions as to any such Restricted Material Consent and agrees to indemnify Seller and Equityholder from any and all Damages relating to such Restricted Material Contracts, or (ii) elect to have Seller continue its efforts to obtain the Material Consents and extend the Closing for up to fifteen (15) days (provided, however, that any such extension will not delay or affect any other rights of any party to this Agreement).

3.
Representations and Warranties of Seller and Equityholder. Except as set forth in the Disclosure Letter, Seller and Equityholder represent and warrant, jointly and severally, to Buyer as follows:

        3.1 Organization and Good Standing.

          3.1.1 Seller is a corporation duly organized, validly existing and in good standing under the laws of Washington, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts. Seller is qualified to do business as a foreign corporation in each jurisdiction in which it transacts business and in which the failure to qualify would materially adversely effect Seller's ability to transact business in such jurisdiction.

          3.1.2 Complete and accurate copies of the Governing Documents of Seller, as currently in effect, are attached to Part 3.1.2.

          3.1.3 Seller has no Subsidiary and does not own any shares of capital stock or other securities of any other Person.

        3.2 Enforceability; Authority; No Conflict.

          3.2.1 This Agreement has been duly executed and delivered by Seller and Equityholder and, assuming the due authorization, execution and delivery by Buyer and Isonics, constitutes the legal, valid and binding obligation of each of Seller and Equityholder, enforceable against Seller and Equityholder in accordance with its terms. Upon the execution and delivery by Seller and Equityholder of each other agreement to be executed or delivered by any or all of Seller and/or Equityholder at the Closing (collectively, the "Seller's Closing Documents"), each of Seller's Closing Documents will constitute the legal, valid and binding obligation of Seller and/or Equityholder, as applicable, enforceable against Seller and/or Equityholder, as applicable, in accordance with their respective terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller's Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller's Closing Documents, and such action has been duly authorized by all necessary action by Equityholder and Seller's board of directors. Equityholder has all necessary legal capacity to enter into this Agreement and the Seller's Closing Documents to which Equityholder is a party and to perform his obligations hereunder and thereunder.

          3.2.2 Except as set forth in Part 3.2.2, neither the execution and delivery of this Agreement by Seller and Equityholder nor the consummation or performance of any of the Contemplated Transactions by Seller and Equityholder will, directly or indirectly (with or without notice or lapse of time):

            (i)    Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors of Seller;

            (ii)   Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any material Legal Requirement or any Order to which Seller or Equityholder, or any of the Assets, may be subject;

            (iii)  Contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the business of Seller;

            (iv)  Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract; or

            (v)   Result in any Equityholder or other person owning an interest in Seller having the right to exercise dissenters' appraisal rights.

          3.2.3 Except as set forth in Part 3.2.3, neither Seller nor Equityholder is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        3.3 Financial Statements. Seller has delivered to Buyer:

          3.3.1 an unaudited balance sheet of Seller as of February 28, 2004 (including the notes thereto, the "Balance Sheet"), and the related unaudited statements of income, changes in stockholders' equity and cash flows for the same time period, certified by Seller's President as having been prepared from the Records of Seller.

          3.3.2 to the Knowledge of Seller and Equityholder and subject to any adjustments or changes made by the auditor auditing the December 31, 2002 and 2003 financial statements, the financial statements set forth in Sections 3.3.1, above, fairly present (and the financial statements delivered pursuant to Section 5.8 and Section 7.6 will fairly present) the financial condition and the results of operations, changes in stockholders' equity and cash flows of Seller at the date of and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this Section 3.3 and delivered or to be delivered pursuant to Section 5.8 and Section 7.6 reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the accounting Records of Seller.

        3.4 Books and Records. The books of account and other financial Records of Seller, all of which have been made available to Buyer upon Buyer's request, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether Seller is subject to that Section or not), including the maintenance of an adequate system of internal controls.

        3.5 Sufficiency of Assets. The Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Seller's business in the manner presently operated by Seller and (b) together with the Excluded Assets include all of the operating assets of Seller.

        3.6 Description Of Owned Real Property. The Seller owns no interest in any real property.

        3.7 Description Of Leased Real Property. Part 3.7 contains the street address and tax parcel identification number of all tracts, parcels and subdivided lots in which Seller has a leasehold interest.

        3.8 Title To Assets; Encumbrances. Seller owns good and transferable title to all of the other Assets free and clear of any Encumbrances other than those described in Part 3.8A. Seller warrants to Buyer that, at the time of Closing, all other Assets shall be free and clear of all Encumbrances other than those identified on Part 3.8.B as acceptable to Buyer ("Permitted Encumbrances").

        3.9 Condition Of Facilities.

          3.9.1 All Improvements are in material compliance with all applicable material Legal Requirements and contractual obligations, are in good repair and in good condition, ordinary wear and tear excepted, and to the Knowledge of Seller, are free from latent and patent defects. To the Knowledge of Seller, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the business of Seller.

          3.9.2 Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and to the Knowledge of Seller is free from latent and patent defects. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Part 3.9.2, all Tangible Personal Property used in Seller's business is in the possession of Seller.

        3.10 Inventories. All items included in the Inventories consist of a quality and quantity usable and saleable in the Ordinary Course of Business of Seller and is consistent with the normal product mix of Seller typical of Seller's recent production and reflecting historical sales. All of the Inventories have been produced by Seller in the Ordinary Course of Business. Buyer acknowledges that some of the wafers and other products held by Seller at the Facilities are not owned by Seller, but are owned by the customers of Seller for servicing. As of May 21, 2004, all wafers and products held by Seller at the Facilities that are not owned by Seller are set forth in Part 3.10.

        3.11 No Undisclosed Liabilities. Except as set forth in Part 3.11, Seller has no material Liability except for Liabilities reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business of Seller since the date of the Balance Sheet.

        3.12 Taxes. All Tax Returns required to be filed by or on behalf of Seller have been timely filed, taking into account all applicable extension periods, and all Taxes due (whether or not shown on such Tax Returns) have been timely paid other than such Taxes as are being contested in good faith by appropriate proceedings. All such Tax Returns were true, correct, and complete in all material respects when filed. No adjustment relating to such Tax Returns has been proposed in writing by any Tax Authority and remains unresolved, and there are no Tax liens on any of the Assets (other than liens for Taxes that are not yet due and payable), and to the Knowledge of Seller and Equityholder, no circumstance exists that might, upon notice or passage of time, result in the imposition of a Tax lien or other Encumbrance as a result of non-payment or under-payment or any Tax, failure to file any Tax

Return, or filing a Tax Return that is incorrect or incomplete under the law. All Taxes that Seller is required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Tax Authority, except for Taxes being contested in good faith by appropriate proceedings. Seller has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

        3.13 No Material Adverse Change; Continuation of Ordinary Course of Business.

          3.13.1 Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, assets, results of operations or condition of Seller taken as a whole, and no event has occurred or circumstance exists that may result in such a material adverse change, other than any change, effect, event, occurrence or state of facts relating to the silicon wafer industry or the economy in general.

          3.13.2 Since the date of the Balance Sheet, the Seller has continued to operate and conduct its business in the Ordinary Course of Business and (included within that term) has continued to pay all of its obligations in Seller's Ordinary Course of Business and has not accelerated the payment of, or offered discounts for the early payment of any receivables other than in the Ordinary Course of Business as set forth in Part 3.13.2.

        3.14 Employee Benefits. 3.14.1 Set forth in Part 3.14.1 is a complete and correct list of all "employee benefit plans" as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, profit-sharing, stock-based compensation, severance, change-in-control, or similar employee compensation or benefit programs, policies or practices (whether written or unwritten) that are maintained or contributed to by Seller or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) ("ERISA Affiliate"), with all such plans, programs and arrangements referred to collectively as the "Employee Plans".

          3.14.2 Neither Seller nor any ERISA Affiliate maintains, sponsors or is obligated to contribute to (or has ever maintained, sponsored or been obligated to contribute to) an Employee Plan that is a "multiemployer plan," as defined by ERISA, or a plan subject to Title IV of ERISA.

          3.14.3 None of the Employee Plans has created, or is expected to create, as a result of the consummation of the transactions contemplated in this Agreement, an obligation or liability for employee benefits that could be imposed against Buyer or the Assets; provided that as a result of Buyer's acquisition of the business historically operated by Seller, Buyer may be considered a "successor employer" (as defined in Treasury Regulation Section 54.4980B-9, Q/A 8(c)), and therefore obligated to provide continued health plan coverage to former employees of Seller, under Section 4980B of the Code and Sections 601 to 608 of ERISA (collectively referred to as "COBRA").

        3.15 Compliance With Legal Requirements; Governmental Authorizations.

          3.15.1 Except as set forth in Part 3.15.1:

            (i)    To the Knowledge of Seller, Seller is, and at all times since its incorporation, has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where the failure so to comply individually or in the aggregate is not reasonably likely to have a material adverse effect on Seller.

            (ii)   To the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by Seller of, or a material failure on the part of Seller to comply with, any Legal Requirement or

    (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature; and

            (iii)  Seller has not received, at any time since its incorporation, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any Remedial Action.

          3.15.2 Part 3.15.2 contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to Seller's business or the Assets. Each Governmental Authorization listed or required to be listed in Part 3.15.2 is valid and in full force and effect. Except as set forth in Part 3.15.2:

            (i)    Seller is, and at all times since its incorporation, has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified in Part 3.15.2;

            (ii)   To the Knowledge of Seller, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any material term or requirement of any Governmental Authorization listed in Part 3.15.2 or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed in Part 3.15.2;

            (iii)  Seller has not received, at any time since its incorporation, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization;

            (iv)  All applications required to have been filed for the renewal of the Governmental Authorizations listed in Part 3.15.2 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Body, in each case except where the failure to have duly filed on a timely basis with the appropriate Governmental Bodies would not have a material adverse effect on Seller or the Assets; and

            (v)   The Governmental Authorizations listed in Part 3.15.2 collectively constitute all of the material Governmental Authorizations necessary to permit Seller to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.

        3.16 Certain Proceedings. There is no pending Proceeding that has been commenced against Seller and/or Equityholder and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Seller's Knowledge, no such Proceeding has been threatened.

        3.17 Absence Of Certain Changes And Events. Since the date of the Balance Sheet and except as set forth in Part 3.17, there has not been any:

          3.17.1 Amendment to the Governing Documents of Seller;

          3.17.2 Damage to or destruction or loss of any material Asset, whether or not covered by insurance;

          3.17.3 Entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller is a party, or (ii) any Seller Contract or transaction involving a total remaining commitment by Seller of at least $10,000;

          3.17.4 Sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any Asset or property of Seller or the creation of any Encumbrance on any Asset;

          3.17.5 Cancellation or waiver of any claims or rights with a value to Seller in excess of $10,000;

          3.17.6 Customer or supplier which has notified Seller (its employees or agents) or Equityholder, either verbally or in writing, of its, or to the Knowledge of Seller has an, intention to discontinue or change the terms of its relationship with Seller; or

          3.17.7 Customer which has notified Seller (its employees or agents) or Equityholder, either verbally or in writing, of its, or to the Knowledge of Seller has an, intention to cease ordering products from Seller or to materially reduce such customer's orders of products from Seller;

          3.17.8 Contract by Seller to do any of the foregoing.

        3.18 Contracts; No Defaults.

          3.18.1 Part 3.18.1 contains an accurate and complete list as of the date of this Agreement, and Seller has made available to Buyer upon Buyer's request accurate and complete copies, of:

            (i)    each Seller Contract that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of $10,000;

            (ii)   each Seller Contract that involves performance of services or delivery of goods or materials to Seller of an amount or value in excess of $10,000;

            (iii)  each Seller Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Seller in excess of $10,000;

            (iv)  each Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with a term of less than one year);

            (v)   each Seller Contract of an amount or value in excess of $10,000 (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any Person other than an employee of Seller;

            (vi)  each Seller Contract containing covenants that in any way purport to restrict Seller's business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;

            (vii) each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods or services;

            (viii)   each Seller Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Seller to be responsible for consequential damages;

            (ix)  each Seller Contract for capital expenditures in excess of $10,000;

            (x)   each Seller Contract not denominated in U.S. dollars;

            (xi)  each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller other than in the Ordinary Course of Business; and

            (xii) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

          3.18.2 Part 3.18.2 sets forth reasonably complete details concerning such Seller Contracts, including the parties to the Contracts, the amount of the remaining commitment of Seller under the Contracts, if applicable, as of May 19, 2004.

          3.18.3 Equityholder has not or will not acquire any rights under, and Equityholder has not and will not become subject to any obligation or liability under, any Contract that relates to the business of Seller or any of the Assets.

          3.18.4 Each Contract identified or required to be identified in Part 3.18.1 and which is an Assumed Contract is in full force and effect and to the Knowledge of Seller is valid and enforceable in accordance with its terms. Except to the extent identified in Part 3.2.3, each Assumed Contract is assignable by Seller to Buyer without the consent of any other Person; and

          3.18.5 Seller is, and at all times since the incorporation of Seller, has been, in material compliance with all applicable terms and requirements of each Assumed Contract and, with respect thereto:

            (i)    to the Knowledge of Seller, each other Person that has or had any obligation or liability under any Assumed Contract is not currently in Breach of such Contract;

            (ii)   to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) may result in a Breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Assumed Contract;

            (iii)  to the Knowledge of Seller, no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets; and

            (iv)  Seller has not given to or received from any other Person, at any time since its incorporation, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under any Assumed Contract which notice has not been withdrawn or such actual, alleged, possible or potential violation or Breach has not been fully cured by Seller.

          3.18.6 There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

          3.18.7 Each Contract relating to the sale, design, manufacture or provision of products or services by Seller has been entered into in the Ordinary Course of Business of Seller and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any material Legal Requirement.

        3.19 Insurance.

          3.19.1 Seller has made available to Buyer upon Buyer's request:

            (i)    accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which Seller is a party or under which Seller is or has been covered at any time since the incorporation of Seller. A list of the policies of insurance to which Seller is currently a party or under which Seller is currently covered is set forth in Part 3.19.1;

            (ii)   accurate and complete copies of all pending applications by Seller for policies of insurance.

          3.19.2 The Seller has no self-insurance arrangement; any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Seller is a party or which involves the business of Seller; obligations of Seller to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

          3.19.3 Part 3.19.3 sets forth, by year, for the current policy year and for the 2003 calendar year:

            (i)    a summary of the loss experience under each policy of insurance;

            (ii)   a statement describing each claim under a policy of insurance for an amount in excess of $10,000 which sets forth: (A) the name of the claimant; (B) a description of the policy by insurer, type of insurance and period of coverage; and (C) the amount and a brief description of the claim; and

            (iii)  a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

          3.19.4 All policies of insurance to which Seller is a party or that provide coverage to Seller: (A) are valid, outstanding and enforceable; (B) are issued by an insurer that is financially sound and reputable; (C) taken together, provide adequate insurance coverage for the Assets and the operations of Seller for all risks normally insured against by a Person carrying on the same business or businesses as Seller in the same location for all risks to which Seller is normally exposed; and (D) are sufficient for compliance with all material Legal Requirements and Seller Contracts. With respect to such policies of insurance:

            (i)    Seller has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

            (ii)   Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to Seller; and

            (iii)  Seller has given notice to the insurer of all claims that may be insured thereby.

        3.20 Environmental Matters.

        Except as disclosed in Part 3.20 and the Phase I Reports:

          3.20.1 Seller is, and at all times has been, in material compliance with, and has not been and is not in material violation of or materially liable under, any Environmental Law. Neither Seller nor Equityholder has received or been notified that they may receive, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current owner of Seller's Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to such Facility or the Asset;

          3.20.2 To the Knowledge of Seller, there are no pending or threatened claims resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting Seller's Facility or any Asset;

          3.20.3 Neither Seller nor Equityholder is actually aware (without any investigation or review of any such requirements) of, nor has any of them received or been notified that they may receive any written citation, directive, inquiry, notice, Order, summons or warning that relates to: Hazardous Activity; Hazardous Materials; any alleged, actual, or potential violation or failure to comply with any Environmental Law; or any alleged or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities;

          3.20.4 Seller has not had any Environmental, Health and Safety Liabilities with respect to Seller's Facility while Seller has been in control of such Facility (except for the routine costs of compliance and the costs and expenses of constructing and operating the facilities that currently exist at the premises) and Seller is not actually aware (without investigation or review of any such requirements) of any such liabilities during any period prior to Seller being in control of such Facility or Asset (except for the routine costs of compliance and the costs and expenses of constructing and operating the facilities that currently exist at the premises);

          3.20.5 Neither Seller nor Equityholder has any Knowledge that Hazardous Materials are present on or in the Environment at Seller's Facility while Seller has been in control of such Facility or Asset at levels which trigger any regulatory obligation now and that, nor is Seller actually aware (without investigation or review of any such requirements) that during any period prior to Seller being in control of such Facility or Asset such Hazardous Materials, when released to the environment, were not properly addressed in a manner such that only residual amounts that do not trigger any regulatory obligation remain;

          3.20.6 The Seller has the permits attached in Part 3.20.6 and has no Knowledge of requirements under any Environmental Law for any additional permits for use in Seller's business as it is currently being conducted; and

          3.20.7 Seller has made available to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under Seller's Facilities, or concerning compliance, by Seller, with Environmental Laws.

        3.21 Employees.

          3.21.1 Part 3.21.1 contains a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of Seller, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; and current compensation of record.

          3.21.2 Neither the Worker Adjustment and Retraining Notification Act (the "WARN Act") nor any similar state or local Legal Requirement is applicable to Seller.

          3.21.3 Seller waives its right to enforce any Contract rights that may exist with any officer, director, agent, employee, consultant, or contractor of Seller that may in any way adversely affect or will affect the ability of Buyer to conduct the business following the Closing.

        3.22 Labor Compliance. Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract and is not aware of any union organizing activities.

        3.23 Intellectual Property Assets. The term "Intellectual Property Assets" means the name "Encompass Material Group Limited" which is Seller's corporate name, but for which no trademarks, service mark or other protections have been sought and the internet name www.emgltd.net (the "Net Name"). The Net Name has not been and is not now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller's Knowledge, no such action is threatened with respect to the Net Name. To Seller's Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe the Net Name. The Net Name has not infringed or, to Seller's Knowledge, has been challenged, interfered with or threatened in any way. The Seller and Equityholder each represent that there are no other intangible assets of Seller other than the Intellectual Property Assets that are being used to operate the Business except intangible assets that are available in the public domain.

        3.24 Compliance With The Foreign Corrupt Practices Act And Export Control And Anti-boycott Laws.

          3.24.1 Seller and its Representatives have not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of $100.00 in the aggregate) to:

            (i)    any person who is an official, officer, agent, employee or representative of any Governmental Body or of any existing or prospective customer (whether government owned or non-government owned);

            (ii)   any political party or official thereof;

            (iii)  any candidate for political or political party office; or

            (iv)  any other individual or entity;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

        3.25 Relationships With Related Persons. Except as disclosed in Part 3.25, neither Seller nor Equityholder nor any Related Person of any of them has, or since the incorporation of Seller, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Seller's business. Neither Seller nor Equityholder nor any Related Person of any of them owns, or since the incorporation of Seller has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has

          3.25.1 had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Part 3.25, each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms; or

          3.25.2 engaged in competition with Seller with respect to any line of the products or services of Seller (a "Competing Business") in any market presently served by Seller, except for ownership of less than 1% of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.25, neither Seller nor Equityholder nor any Related Person of any of them is a party to any Contract with, or has any claim or right against, Seller.

        3.26 Brokers or Finders. Neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the sale of Seller's business or the Assets or the Contemplated Transactions.

        3.27 Ownership of Seller. Equityholder owns, directly or indirectly, 100% of the outstanding equity interests and voting interests of Seller. Other than the holders of options and warrants of Seller (which persons are listed on Part 3.27, which Part also includes a description of their options), no Third Party can claim any right to any interest in Seller except through Equityholder.

        3.28 Solvency. Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Seller will be able to pay and will in fact pay all of its Retained Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities (other than any Liabilities to Equityholders); and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of its cash, will be sufficient to pay and will be used to pay the Retained Liabilities in accordance with their terms. To the extent that Seller is unable to pay any of the Retained Liabilities, Equityholder agrees, jointly and severally, to contribute such cash as may be necessary to satisfy such Retained Liabilities fully.

        3.29 Investment Representations.

          3.29.1 Investment Purpose. The Seller is acquiring the shares of restricted Isonics common stock and the promissory note being issued as a portion of the consideration for the Contemplated Transactions for its own account and not with a present view toward the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act. Buyer and Isonics acknowledge that Seller may distribute the common stock and promissory note to Equityholders. Upon any such distribution to Equityholder, each such Equityholder receiving common stock and/or the promissory note shall reaffirm to Buyer the accuracy of Sections 3.29.2 through 3.29.9 as such representations and warranties apply solely to such Equityholder.

          3.29.2 Accredited Investor Status. The Seller is an "accredited investor" as defined in Section 2(a)(15) of the Securities Act and Rule 215 promulgated under the Securities Act. The Seller hereby represents that, either by reason of Seller's business or financial experience or the business or financial experience of Equityholder, or the financial and other advisors to Seller and to Equityholder, if any, Seller has the capacity to protect Seller's own interests in connection with the transaction contemplated hereby.

          3.29.3 Reliance on Exemptions. Seller understands that the shares of restricted Isonics common stock and the promissory note being issued as a portion of the consideration for the Contemplated Transactions are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Buyer and Isonics are relying upon the truth and accuracy of, and Seller's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Seller set forth herein in order to determine the availability of such exemptions and the eligibility of Seller to acquire the shares of restricted Isonics common stock and the promissory note being issued as a portion of the consideration for the Contemplated Transactions.

          3.29.4 Information. Seller, Equityholder, and their advisors, if any, have either had access through the Electronic Data Gathering, Analysis, and Retrieval System ("EDGAR") or have been furnished with all materials relating to the business, finances and operations of Isonics, and materials relating to the offer and sale of the Securities, that have been requested by Seller or its advisors, if any, including, without limitation Isonics' Current Reports on Form 8-K dated April 27, 2004, April 6, 2004, February 18, 2004, February 17, 2004, January 30, 2004, December 17, 2003, and September 26, 2003 (the "8-Ks"), Isonics' Quarterly Reports on Form 10-QSB for the Quarters ended January 31, 2004, October 31, 2003 and July 31, 2003 (the "10-Qs"), and Isonics' Annual Report on Form 10-KSB for the year ended April 30, 2003 (the "10-K"), the proxy statement filed with the SEC on February 27, 2004 (the "Proxy Statement"), and the Rule 424(b)(3) prospectus filed on January 5, 2004 (the "Definitive Prospectus" and collectively with the Proxy Statement, the 8-Ks, the 10Qs, and the 10-K, the "SEC Documents"). Seller and its advisors, if any, have been afforded the opportunity to ask questions of Isonics.

          3.29.5 Acknowledgement of Risk. Seller acknowledges and understands that its acquisition of the shares of restricted Isonics common stock and the promissory note being issued as a portion of the consideration for the Contemplated Transactions involves a significant degree of risk, including, without limitation,

            (i)    Isonics remains a business with historical working capital shortages, limited cash flow, operations that have not generated a profit, and requires substantial funds to pursue its contemplated business plans;

            (ii)   an investment in Isonics is highly speculative, and only investors who can afford the loss of their entire investment should consider investing in Isonics or the acceptance of the shares of restricted Isonics common stock and the promissory note being issued as a portion of the consideration for the Contemplated Transactions;

            (iii)  Seller may not be able to liquidate its investment;

            (iv)  transferability of the shares of restricted Isonics common stock and the promissory note being issued as a portion of the consideration for the Contemplated Transactions is extremely limited; and

            (v)   Isonics has not paid any dividends on its common stock since inception and does not anticipate the payment of dividends in the foreseeable future.

        Such risks are more fully set forth in the SEC Documents.

          3.29.6 Governmental Review. Seller understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Isonics common stock or the promissory note, or an investment therein.

          3.29.7 Transfer Restrictions. Seller understands that except as otherwise provided in the Registration Rights Agreement, the shares of Isonics common stock and the promissory note being issued as a portion of the consideration for the Contemplated Transactions have not been registered under the Securities Act or any applicable state securities laws, and consequently, Seller may have to bear the risk of owning such securities for an indefinite period of time because such securities may not be transferred unless there is a currently effective registration statement or an exemption from registration is available, which exemption must be established to the reasonable satisfaction of Isonics.

          3.29.8 Legends. The Seller understands the certificates representing the shares of common stock and promissory note will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such securities):

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

          3.29.9 Residency. The Seller is a resident of the State of Washington. Lynn Brewer is a resident of the State of California and Robert Swor is a resident of the State of Washington.

        3.30 Disclosure. No representation or warranty or other statement made by Seller or Equityholder in this Agreement or the Disclosure Letter contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

4.
Representations and Warranties of Buyer. Except as set forth in the Disclosure Letter, Isonics and Buyer represent and warrant, jointly and severally, to Seller and Equityholder as follows:

        4.1 Organization And Good Standing. Isonics is a corporation duly organized, validly existing and in good standing under the laws of California, with full corporate power and authority to conduct its business as now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under its Contracts. Isonics is qualified to do business as a foreign corporation in each jurisdiction in which it transacts business and in which the failure to qualify would materially adversely effect Seller's ability to transaction business in such jurisdiction. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, with full corporate power and authority to conduct its business as it is now conducted. Buyer has been formed for the sole purpose of engaging in the transactions contemplated by this Agreement. As of the Closing, Buyer will not have engaged in any other business. Isonics is, and at the Closing will be, the record and beneficial owner of 100% of the issued and outstanding capital stock of Buyer.

        4.2 Authority; No Conflict.

          4.2.1 This Agreement has been duly executed and delivered by Buyer and Isonics and, assuming the due authorization, execution and delivery by Seller and Equityholder, constitutes the legal, valid and binding obligation of each of Buyer and Isonics, enforceable against Buyer and Isonics in accordance with its terms. Upon the execution and delivery by Buyer and Isonics of each other agreement to be delivered by Buyer and/or Isonics at the Closing (collectively, the "Buyer's Closing Documents"), each of the Buyer's Closing Documents will constitute the legal, valid and binding obligation of Buyer and/or Isonics, as applicable, enforceable against Buyer and/or Isonics, as applicable, in accordance with their respective terms. Buyer and Isonics each have the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform their respective obligations under this Agreement and the Buyer's Closing Documents, and such action has been duly authorized by all necessary corporate action.

          4.2.2 Neither the execution and delivery of this Agreement by Buyer and/or Isonics nor the consummation or performance of any of the Contemplated Transactions by Buyer and/or Isonics will, directly or indirectly (with or without notice or lapse of time):

            (i)    Breach (A) any provision of any of the Governing Documents of Isonics or Buyer, as applicable or (B) any resolution adopted by the board of directors of Isonics or the board of directors of Buyer;

            (ii)   Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any material Legal Requirement or any Order to which Buyer or Isonics may be subject; or

            (iii)  Contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Isonics or Buyer or that otherwise relate to the business of Isonics or Buyer;

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions except as identified in Part 7.3.

        4.3 No Material Adverse Change. Since January 31, 2004, there has not been any material adverse change in the business, operations, assets, results of operations or condition of Isonics or Buyer, taken as a whole, and no event has occurred or circumstance exists that may result in such a material adverse change, other than any change, effect, event, occurrence or state of facts relating to the silicon wafer industry or the economy in general.

        4.4 Certain Proceedings. There is no pending Proceeding that has been commenced against Isonics and/or Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer's and Isonics' Knowledge, no such Proceeding has been threatened.

        4.5 SEC Documents. Isonics has filed all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC required to be filed with the SEC since February 1, 2002 (together with all other documents filed with the SEC, the "Isonics SEC Documents"). As of their respective dates, the Isonics SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Isonics SEC Documents, and none of the Isonics SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Isonics SEC Document has been revised or superseded by a later filed Isonics SEC Document, none of the Isonics SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Isonics included in the Isonics SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Isonics and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto; or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither Isonics nor any of its Subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, are reasonably likely to have a material adverse effect on Isonics.

        4.6 Brokers or Finders. Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Contemplated Transactions.

        4.7 Validity of the Shares. The shares of common stock to be issued to Seller pursuant to Section 2.2(a) hereof will be, when issued, legally and validly issued, fully-paid and non-assessable.

        4.8 Disclosure. No representation or warranty or other statement made by Seller or Equityholder in this Agreement or the Disclosure Letter contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

5.
Covenants of Seller Prior to Closing.

        5.1 Access; Investigation and Disclosure. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (and Equityholder shall cause Seller to):

          5.1.1 afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer Group") full and free access, during regular business hours, to Seller's personnel, properties (including subsurface testing), Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller;

          5.1.2 furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyer may reasonably request;

          5.1.3 furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and

          5.1.4 otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer's investigation of the properties, assets and financial condition related to Seller. In addition, Buyer shall have the right to have Seller's Facilities and Tangible Personal Property inspected by Buyer Group, at Buyer's sole cost and expense, for purposes of determining the physical condition and legal characteristics of Seller's Facilities and Tangible Personal Property. In the event subsurface or other destructive testing is recommended by any of Buyer or Isonics, Buyer shall be permitted to have the same performed; provided that Buyer return any such premises to their original condition.

          5.1.5 To the extent that Buyer, Isonics or their respective directors, officers, employees or agents have or obtain actual Knowledge whether before or after the date of this Agreement, through investigation or otherwise, of the inaccuracy of any representation or warranty of Seller or Equityholder, then Buyer or Isonics shall promptly notify Seller and Equityholder of such information.

        5.2 Operation of the Business of Seller. Between the date of this Agreement and the Closing, Seller shall (and Equityholder shall cause Seller to):

          5.2.1 conduct its business only in the Ordinary Course of Business;

          5.2.2 except as otherwise consented to by Buyer in writing, and without making any commitment on Buyer's behalf, use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

          5.2.3 confer with Buyer prior to implementing operational decisions of a material nature;

          5.2.4 otherwise report periodically to Buyer concerning the status of its business, operations and finances;

          5.2.5 maintain the Assets in a state of repair and condition that complies with all material Legal Requirements and is consistent with the requirements and normal conduct of Seller's business;

          5.2.6 comply with all material Legal Requirements and contractual obligations applicable to the operations of Seller's business;

          5.2.7 continue in full force and effect the insurance coverage under the policies set forth in Part 3.19 or substantially equivalent policies;

          5.2.8 cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the business from and after the Closing Date and either transferring existing Governmental Authorizations of Seller to Buyer, where permissible, or cooperate with Buyer obtaining new Governmental Authorizations; and

          5.2.9 maintain all books and Records of Seller relating to Seller's business in the Ordinary Course of Business.

        5.3 Negative Covenants. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, and Equityholder shall not permit Seller to, without the prior written Consent of Buyer,

          5.3.1 take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.13 or 3.17 would be likely to occur;

          5.3.2 make any modification to any material Contract or Governmental Authorization;

          5.3.3 allow the levels of raw materials, supplies or other materials included in the Inventories to vary materially from the levels customarily maintained; or

          5.3.4 enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets, the business of Seller or the Assumed Liabilities.

        5.4 Required Approvals. As promptly as practicable after the date of this Agreement, Seller shall make all filings required by material Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Seller and Equityholder also shall cooperate with Buyer and its Representatives, at Buyer's cost, with respect to all filings that Buyer elects to make or, pursuant to material Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Seller and Equityholder also shall cooperate with Buyer and its Representatives in obtaining all Material Consents.

        5.5 Notification. Between the date of this Agreement and the Closing, Seller and Equityholder shall promptly notify Buyer in writing if any of them becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller's or any Equityholder's discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Letter, Seller shall promptly deliver to

Buyer a supplement to the Disclosure Letter specifying such change. Such delivery shall not affect any rights of Buyer under Section 9.2 and Article 11. During the same period, Seller and Equityholder also shall promptly notify Buyer of the occurrence of any Breach of any covenant of Seller or Equityholder in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

        5.6 No Negotiation. Until such time as this Agreement shall be terminated pursuant to Section 9.1, neither Seller nor Equityholder shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving Seller, including the sale by Equityholder of Seller's equity interests, the merger or consolidation of Seller or the sale of Seller's business or any of the Assets (other than in the Ordinary Course of Business). Seller and Equityholder shall notify Buyer of any such inquiry or proposal within 24 hours of receipt or awareness of the same by Seller or Equityholder.

        5.7 Satisfaction of Conditions. Seller and Equityholder shall use their commercially reasonable efforts to cause the conditions in Article 7 and Section 8.3 to be satisfied.

        5.8 Interim Financial Statements. Until the Closing Date, Seller shall deliver to Buyer within twenty-five (25) days after the end of each month a copy of the financial statements for such month prepared in a manner and containing information consistent with Seller's current practices and certified by Seller's president as to compliance with Section 3.3. Any such financial statement will be subject to adjustments pursuant to adjustments made by the auditors in preparation of the 2003 and 2002 audited financial statements.

        5.9 Change of Name; Use of Logo. On or before the Closing Date, Seller shall (a) amend its Governing Documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller's present name, in Buyer's judgment, to avoid confusion and (b) take all reasonable actions requested by Buyer to enable Buyer to change its name to Seller's present name. From and after the Closing, for a period not to exceed eight (8) weeks, Buyer shall have the right to use the "EnCompass" logo (with identification of Buyer or EnCompass Materials Group Limited) in the business of Buyer utilizing the Assets.

6.
Covenants of Buyer Prior to Closing.

        6.1 Required Approvals. As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by material Legal Requirements to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate, and cause its Related Persons to cooperate, with Seller (a) with respect to all filings Seller shall be required by material Legal Requirements to make and (b) in obtaining all Consents identified in Part 3.2.3, provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.1.

        6.2 Satisfaction of Conditions. Each of Buyer and Isonics shall use their commercially reasonable efforts to cause all of the conditions in Article 8 and Section 7.3 to be satisfied.

        6.3 Notification. Between the date of this Agreement and the Closing, Buyer and Isonics shall promptly notify Seller in writing if any of them becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Buyer's representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Buyer's or Isonics' discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Letter, Buyer shall promptly deliver to Seller a supplement to the Disclosure Letter specifying such change. Such delivery shall not affect any rights of

Seller or Equityholder under Article 9 and Article 11. During the same period, Buyer and Isonics also shall promptly notify Seller of the occurrence of any Breach of any covenant of Buyer or Isonics in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely.

        6.4 No Negotiation. Until such time as this Agreement shall be terminated pursuant to Section 9.1, neither Buyer nor Isonics shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving Buyer or Isonics' in the silicon industry, including the purchase by the Isonics, Buyer (or their affiliates) of another Person or silicon industry assets (other than in the ordinary course of Isonics' business), the merger or consolidation of Isonics or the sale of Isonics silicon business. Buyer and Isonics shall notify Seller of any such inquiry or proposal within 24 hours of receipt or awareness of the same by Buyer or Isonics.

        6.5 Accounting Fees. Buyer and/or Isonics shall pay directly or reimburse Seller for one-half of the fees and related costs incurred by Seller with respect to the audit of Seller's Records and preparation of the financial statements identified in Section 7.7. This covenant shall survive the termination of this Agreement.

7.
Conditions Precedent to Buyer's Obligation to Close. Buyer's obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

        7.1 Accuracy of Representations. The representations and warranties of Seller and Equityholder contained herein shall be true and correct as of Closing in all respects (except for representations and warranties which have not been qualified by a materiality threshold in which case such representations and warranties shall be true and correct in all material respects).

        7.2 Seller's Performance. All of the covenants and obligations that Seller and Equityholder are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

        7.3 Consents. Each of the Consents identified in Part 7.3 (the "Material Consents") shall have been obtained and shall be in full force and effect.

        7.4 Additional Documents. Seller and Equityholder shall have caused the documents and instruments required by Section 2.7.1 and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

          7.4.1 A legal opinion of Davis Wright Tremaine, LLP, dated the Closing Date, that this Agreement is enforceable against Seller in accordance with its terms and that this Agreement has been authorized by, and the actions taken hereunder, in accordance with all required corporate procedure;

          7.4.2 A statement from the holder of each material promissory note of Seller, if any, setting forth the principal amount outstanding on the Closing Date, on the indebtedness represented by such note and a statement to the effect that Seller, as obligor under such note or mortgage, is not in default under any of the provisions thereof;

          7.4.3 Releases of all Encumbrances on the Assets, other than Permitted Encumbrances;

          7.4.4 such other documents as Buyer may reasonably request for the purpose of:

            (i)    evidencing the accuracy of any of Seller's and Equityholder's representations and warranties;

            (ii)   evidencing the performance by Seller or Equityholder of, or the compliance by Seller or Equityholder with, any covenant or obligation required to be performed or complied with by Seller or Equityholder;

            (iii)  evidencing the satisfaction of any condition referred to in this Article 7; or

            (iv)  otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

        7.5 Environmental Assessment. A Phase I Environmental Assessment relating to the Facility that is reasonably satisfactory to Buyer; provided that Buyer shall provide Seller and Equityholder with copies of all such reports (collectively the "Phase I Reports") within two (2) days of receipt thereof. Buyer hereby acknowledges its satisfaction with the Phase I Reports. Buyer hereby acknowledges that it has received a Phase I environmental assessment and it will not be requesting to proceed with a Phase II environmental assessment.

        7.6 No Injunction. There shall not be in effect any material Legal Requirements or any injunction or other Order that prohibits the consummation of the Contemplated Transactions.

        7.7 Availability of Audited Financial Statements. The Seller will have provided the Buyer reasonable assurance that Seller will be able to present to the Buyer financial statements for the years ended December 31, 2003 and 2002, including a balance sheet, statement of operations, and statement of cash flow:

          7.7.1 Prepared or to be prepared in accordance with GAAP and the rules established by the SEC,

          7.7.2 Audited by certified public accountants reasonably acceptable to the Buyer who have issued, or who will be willing to issue an opinion on such financial statements without any limitation as to scope, and

          7.7.3 Which certified public accountants will provide work papers to the Buyer's accountants on which Buyer's accountants will be entitled to rely.

        7.8 Governmental Authorizations. Buyer shall have received such Governmental Authorizations as are necessary or desirable to allow Buyer to operate the Assets from and after the Closing.

        7.9 Ancillary Agreements. The relevant Persons shall have entered into ancillary agreements in form and substance as set forth in Exhibit 7.9 hereto.

8.
Conditions Precedent to Seller's Obligation to Close. Seller's obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

        8.1 Accuracy Of Representations. The representations and warranties of Buyer and Isonics contained herein shall be true and correct as of Closing in all respects (except for representations and warranties which have not been qualified by a materiality threshold in which case such representations and warranties shall be true and correct in all material respects).

        8.2 Buyer's Performance. All of the covenants and obligations that Buyer and Isonics are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

        8.3 Consents. Each of the Consents identified in Part 7.3 shall have been obtained and shall be in full force and effect.

        8.4 Additional Documents. Buyer and Isonics shall have caused the documents and instruments required by Section 2.7.2 and the following documents to be delivered (or tendered subject only to Closing) to Seller and Equityholder:

          8.4.1 a legal opinion of Burns, Figa & Will, P.C., dated the Closing Date, that this Agreement is enforceable against Buyer and Isonics in accordance with its terms and that this Agreement has been authorized by, and the actions taken hereunder, in accordance with all required corporate procedure, and the shares to be issued to Seller will be (when issued) legally and validly authorized, fully-paid, and non-assessable; and

          8.4.2 duly executed Security Agreements and Registration Rights Agreement substantially in the form attached hereto as Exhibit 8.4.2;

          8.4.3 such other documents as Seller may reasonably request for the purpose of

            (i)    evidencing the accuracy of any of Buyer's and Isonics' representation or warranty,

            (ii)   evidencing the performance by Buyer and Isonics of, or the compliance by Buyer or Isonics with, any covenant or obligation required to be performed or complied with by Buyer or Isonics;

            (iii)  evidencing the satisfaction of any condition referred to in this Article 8; and

            (iv)  otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

        8.5 No Injunction. There shall not be in effect any material Legal Requirements or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

        8.6 Termination of Personal Guaranties. At or prior to the Closing, all contracts and obligations that Equityholders have guaranteed on behalf of Seller relating to the Assets shall have been terminated, including without limitation, Equityholders' guaranties to BFI and Comerica.

        8.7 Isonics' Financial Condition. Since January 31, 2004, Isonics shall not have suffered a material adverse change in its financial condition, business, or prospects except as described in its reports and registration statements filed with the Securities and Exchange Commission through January 31, 2004.

9.
Termination.

        9.1 Termination Events. By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

          9.1.1 by Buyer if a material Breach of any provision of this Agreement has been committed by Seller or Equityholder and such Breach has not been waived by Buyer;

          9.1.2 by Seller if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been waived by Seller;

          9.1.3 by mutual consent of Buyer and Seller;

          9.1.4 by Buyer if the Closing has not occurred on or before June 15, 2004 through no fault of Buyer or Isonics; or

          9.1.5 by Seller if the Closing has not occurred on or before June 15, 2004, through no fault of Seller or Equityholder.

        9.2 Effect Of Termination.

          9.2.1 Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.

          9.2.2 If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in Sections 6.5 (Accounting Fees) and 9.2 (Effect of Termination), and Articles 12 (Confidentiality) and 13 (General Provisions) will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.
Additional Covenants.

        10.1 Employees And Employee Benefits.

          10.1.1 Information on Active Employees. For the purpose of this Agreement, the term "Active Employees" shall mean all employees employed on the Closing Date by Seller for its business who are employed exclusively in Seller's business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

          10.1.2 Employment of Active Employees by Buyer.

            (i)    Buyer is not obligated to hire any Active Employee but may, in its discretion, interview all Active Employees. Buyer will conduct such interviews in a manner which will not unreasonably disrupt or interfere with the business of Seller. Buyer will provide Seller with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted to be effective on the Closing Date (the "Hired Active Employees"). Effective immediately before the Closing, Seller will terminate the employment of all of its Hired Active Employees.

            (ii)   Neither Seller nor Equityholder nor their Related Persons shall solicit the continued employment of any Active Employee (unless and until Buyer has informed Seller in writing that the particular Active Employee will not receive any employment offer from Buyer) or the employment of any Hired Active Employee after the Closing. Buyer shall inform Seller promptly of the identities of those Active Employees to whom it will not make employment offers.

            (iii)  It is understood and agreed that (A) Buyer's expressed intention to extend offers of employment as set forth in this Section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer will be "at will" and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and material Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

          10.1.3 Salaries and Benefits. Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date; and (B) the payment of any termination or severance payments and, to the extent required by Legal Requirements, the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA. No such Liability will be or become an Assumed Liability.

        10.2 Payment of All Taxes Resulting From Sale of Assets by Buyer. Buyer shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by material Legal Requirements.

        10.3 Payment Of Other Retained Liabilities. Seller shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities not assumed by Buyer pursuant to this Agreement, as such Liabilities come due in the ordinary course. If any such Liabilities are not so paid or provided for by Seller, or if Buyer reasonably determines that failure to make any payments will materially impair Buyer's use or enjoyment of the Assets or conduct of the business previously conducted by Seller with the Assets, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) as such payments come due, provided that Buyer has provided at least 10 days' prior written notice of such intention to pay to Seller. Upon the payment of such amount, then Buyer may recover the same together with interest at 1.50% per month from Seller.

        10.4 Removing Excluded Assets. On or before the Closing Date, Seller shall remove all Excluded Assets from the Facilities. Such removal shall be done in such manner as to avoid any damage to the Facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Assets or to the Facilities resulting from such removal shall be paid by Seller at the Closing. Should Seller fail to remove the Excluded Assets as required by this Section, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Seller's sole cost and expense; (b) to store the Excluded Assets and to charge Seller all storage costs associated therewith; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Seller shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller on or before the Closing Date.

        10.5 Reports and Returns. Seller shall promptly after the Closing prepare and file all reports and returns required by material Legal Requirements relating to the business of Seller as conducted using the Assets, to and including the Closing Date.

        10.6 Nonsolicitation and Nondisparagement.

          10.6.1 Nonsolicitation. For a period of two (2) years after the Closing Date, Seller shall not, directly or indirectly:

            (i)    solicit the business of any Person who is a customer of Buyer;

            (ii)   cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;

            (iii)  cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or

            (iv)  hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

          10.6.2 Nondisparagement. After the Closing Date, Seller and Equityholder on the one hand, and Buyer and Isonics on the other hand, will not disparage the other party or any of such party's directors, officers, employees or agents.

          10.6.3 Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.6.1 through 10.6.2 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.6.3 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 10.6.3 is reasonable and necessary to protect and preserve Buyer's legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

        10.7 Retention of and Access to Records. After the Closing Date, Buyer shall retain for a period consistent with Buyer's record-retention policies and practices those Records of Seller delivered to Buyer. Buyer also shall provide Seller and Equityholder and their Representatives reasonable access thereto, during normal business hours and on at least three days' prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits.

        10.8 Further Assurances. The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

11.
Indemnification; Remedies.

        11.1 Survival. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and shall terminate 15 months from the Closing, and thereafter shall be of no further force and effect, except for any claim with respect to which notice has been given to the party to be charged prior to such expiration date. There shall be no obligation to indemnify, nor any liability, for the inaccuracy or omission of any representation and warranty for which the other party had actual knowledge of such inaccuracy or omission as a result of any investigation (including any environmental investigation or assessment) or otherwise prior to the Closing Date.

        11.2 Indemnification And Reimbursement By Seller And Equityholder. Seller and Equityholder, jointly and severally, will indemnify and hold harmless Buyer, Isonics and their respective directors, officers, employees, shareholders, and agents (collectively, the "Buyer Indemnified Persons"), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including reasonable attorneys' fees and expenses) actually incurred or experienced by Buyer Indemnified Persons, whether or not involving a Third-Party Claim (collectively, "Damages"), arising from or in connection with:

          11.2.1 any Breach of any representation or warranty made by Seller and/or Equityholder in this Agreement or any other Transaction Document or the nonfulfillment of any covenant made by Seller and/or Equityholder contained herein or in any other Transaction Document;

          11.2.2 any Liability arising out of the ownership or operation of the Assets prior to the Closing Date other than the Assumed Liabilities;

          11.2.3 any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller and/or Equityholder (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

          11.2.4 any Employee Plan established or maintained by Seller; and

          11.2.5 any Retained Liabilities.

        11.3 Indemnification And Reimbursement By Buyer and Isonics. Buyer and Isonics, jointly and severally, will indemnify and hold harmless Seller, Equityholder and Sellers directors, officers, employees, shareholders and agents (collectively, the "Seller Indemnified Persons"), and will reimburse the Seller Indemnified Persons for any Damages arising from or in connection with:

          11.3.1 any Breach of any representation or warranty made by Buyer and/or Isonics in this Agreement or any other Transaction Document or the nonfulfillment of any covenant made by Buyer and/or Isonics contained herein or in any other Transaction Document;

          11.3.2 any Liability arising out of the ownership or operation of the Assets from and after the Closing Date;

          11.3.3 any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer and/or Isonics (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

          11.3.4 any Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement;

          11.3.5 any obligations of Buyer with respect to the Active Hired Employees from and after the Closing; and

          11.3.6 any Assumed Liabilities.

        11.4 Limitations On Amount—Seller And Equityholder. Seller and Equityholder shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2.1 until the total of all Damages with respect to such matters exceeds $25,000 and then only for the amount by which such Damages exceed $25,000. In no event shall the aggregate liability of Seller or Equityholder with respect to claims by Buyer or Isonics hereunder exceed the Purchase Price.

        11.5 Limitations On Amount—Buyer. Buyer and Isonics shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.3 until the total of all Damages with respect to such matters exceeds $25,000 and then only for the amount by which such Damages exceed $25,000. In no event shall the aggregate liability of Buyer or Isonics with respect to claims by Seller or Equityholder exceed the Purchase Price.

        11.6 Indemnification Matters.

          11.6.1 Notice of Claim. If any party shall seek indemnification pursuant to this Article 11 above, such party seeking indemnification (the "Indemnified Party") shall give written notice (a "Claim Notice") to the party from whom such indemnification is sought (the "Indemnifying

  Party") within five (5) business days after the Indemnified Party becomes aware of the facts giving rise to such claim for indemnification (an "Indemnified Claim") specifying in reasonable detail the factual basis of the Indemnified Claim, stating the amount of the Indemnified Claim, if known, the method of computation thereof, and containing a reference to the provision of this Agreement or the Transaction Documents in respect of which such Indemnified Claim arises. The failure of an Indemnified Party to provide notice pursuant to this Section 11.6 shall not constitute a waiver of that party's claims to indemnification pursuant to Section 11 in the absence of material prejudice to the Indemnifying Party. If the Indemnified Claim arises from the assertion of any claim, or the commencement of any suit, action or proceeding brought by a person that is not a party hereto (a "Third Party Claim") any such notice to the Indemnifying Party shall be accompanied by a copy of any papers theretofore served on the Indemnified Party in connection with such Third Party Claim.

          11.6.2 Third Party Claims. Upon receipt of notice of a Third Party Claim from an Indemnified Party pursuant to Section 11.6, the Indemnifying Party may assume the defense and control of such Third Party Claim (provided the Indemnifying Party assumes liability therefrom and can demonstrate sufficient financial resources to satisfy such claim) but shall allow the Indemnified Party a reasonable opportunity to participate in the defense thereof with its own counsel and at its own expense. The Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence after consultation with the Indemnified Party; shall take all steps necessary in the defense or settlement thereof; and shall at all times diligently and promptly pursue the resolution thereof. In conducting the defense thereof, the Indemnifying Party shall at all times act as if all damages relating to such Third Party Claim were for its own account and shall act in good faith and with reasonable prudence to minimize damages therefrom. The Indemnified Party shall, and shall cause each of its Affiliates, directors, officers, employees, and agents to, cooperate reasonably with the Indemnifying Party in the defense of any Third Party Claim defended by the Indemnifying Party.

          11.6.3 Insurance. The liability of an Indemnifying Party under Section 11 shall be reduced by any insurance proceeds received by the Indemnified Party as a result of any Damages upon which such indemnification claim is based.

12.
Confidentiality.

        12.1 Definition Of Confidential Information.

          12.1.1 As used in this Article 12, the term "Confidential Information" includes any and all of the following information of Seller, Buyer, Isonics or Equityholder that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer and Isonics, collectively on the one hand or Seller and Equityholder, collectively, on the other hand) or their respective Representatives (collectively, a "Disclosing Party") to the other party or their respective Representatives (collectively, a "Receiving Party"):

            (i)    all information that is a trade secret under applicable trade secret or other law;

            (ii)   all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;

            (iii)  all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants' materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party's documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

            (iv)  all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

          12.1.2 Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 12, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 12 to the extent included within the definition. In the case of trade secrets, each of Buyer, Isonics, Seller and Equityholder hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

        12.2 Restricted Use of Confidential Information.

          12.2.1 Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller or Equityholder (each, a "Seller Contact") or an authorized representative of Buyer with respect to Confidential Information of Buyer or Isonics (each, a "Buyer Contact"). Each of Buyer and Isonics, on the one hand, and Seller and Equityholder, on the other hand, shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer, Isonics, Seller or Equityholder, as the case may be, of the obligations of this Article 12 with respect to such information. Each of Buyer, Isonics, Seller and Equityholder shall (A) enforce the terms of this Article 12 as to its respective Representatives; (B) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 12; and (C) be responsible and liable for any breach of the provisions of this Article 12 by it or its Representatives.

          12.2.2 Unless and until this Agreement is terminated, Seller and Equityholder shall maintain as confidential any Confidential Information (including for this purpose any information of Seller or Equityholder of the type referred to in Sections 12.1.1(i), (ii) and (iii), whether or not disclosed to Buyer) of Seller or Equityholder relating to any of the Assets or the Assumed Liabilities as it generally would in the Ordinary Course of Business. Notwithstanding the preceding sentence, Seller may use any Confidential Information of Seller before the Closing in the Ordinary Course of Business in connection with the transactions permitted by Section 5.2.

          12.2.3 From and after the Closing, the provisions of Section 12.2.1 above shall not apply to or restrict in any manner Buyer's use of any Confidential Information of Seller relating to any of the Assets or the Assumed Liabilities.

        12.3 Exceptions. Sections 12.2.1 and 12.2.2 do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 12 or the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Neither Seller nor Equityholder shall disclose following the Closing any Confidential Information of Seller relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

        12.4 Legal Proceedings. If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 12, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 12. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party's counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Agreement.

        12.5 Return Or Destruction Of Confidential Information. If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party's Confidential Information is returned.

13.
General Provisions.

        13.1 Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives.

        13.2 Public Announcements. Seller and Equityholder acknowledge that Isonics is a publicly-held company and it has an obligation to announce material events to the market. Isonics has advised Seller that it intends to make a public announcement of this Agreement after it has been executed by the parties, but that Isonics will provide Seller and Equityholder at least two business days to review and to comment upon any announcement discussing this Agreement.

        13.3 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Seller and Equityholder:

    EnCompass Materials Group Limited
    c/o Davis Wright Tremaine LLP
    1501 Fourth Ave., Suite 2600
    Seattle, WA 98101
    Attention: Julie Weston, Esq.
    Tel: 206-903-3918
    Fax: 206-628-7699

Buyer and Isonics:

    Isonics Corporation
    5906 McIntyre Street
    Golden, CO 80403
    Attention: James E. Alexander, President
    Tel: 303-279-7900, ext. 249
    Fax: 303-279-7300

        13.4 Jurisdiction; Service of Process. Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of Washington, County of Clark, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Washington, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this Section may be served on any party anywhere in the world.

        13.5 Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Except as specifically provided otherwise herein, neither the failure nor delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

        13.6 Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes along with the Transaction Documents a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

        13.7 Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.7.

        13.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        13.9 Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles," "Sections" and "Parts" refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter.

        13.10 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        13.11 Governing Law. This Agreement will be governed by and construed under the laws of the State of Washington without regard to conflicts-of-laws principles that would require the application of any other law.

        13.12 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

        13.13 Equityholder Obligations. The liability of Equityholder hereunder shall be joint and several with Seller. Where in this Agreement provision is made for any action to be taken or not taken by Seller, Equityholder undertakes to cause Seller to take or not take such action, as the case may be. Without limiting the generality of the foregoing, Equityholder shall be jointly and severally liable with Seller for the indemnities set forth in Article 11.

        13.14 Isonics Obligations. The liability of Isonics hereunder shall be joint and several with the Buyer. Where in this Agreement provision is made for any action to be taken or not taken by the Buyer, Isonics undertakes to cause the Buyer to take or not take such action, as the case may be. Without limiting the generality of the foregoing, Isonics shall be jointly and severally liable with the Buyer for the indemnities set forth in Article 11.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:		SELLER:
ISONICS VANCOUVER, INC.		ENCOMPASS MATERIALS GROUP LIMITED
By:	/s/ JAMES E. ALEXANDER	By:	/s/ ROBERT SWOR
Name:	James E. Alexander	Name:	Robert Swor
Title:	President	Title:	President
ISONICS: ISONICS CORPORATION		EQUITYHOLDER:
By:	/s/ JAMES E. ALEXANDER	/s/ ROBERT SWOR
Name:	James E. Alexander	Robert Swor
Title:	President
/s/ LYNN BREWER Lynn Brewer

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